1635 Village Center Circle, Suite 250 Las Vegas, NV 89134 CVBT Newsletter Issue 2 – Q 4 2007

Dear CVBT Shareholder,

In continuing the news exchange between our company and its shareholders and friends, I would like to give you a brief update on activities occurring within CVBT since the time of my last Newsletter in July 2007.

First of all, we have completed the Phase I Wound Healing Trial– with no adverse side effects. The trial proceeded as expected, and we are now preparing the Phase Ib/II protocol, which we will discuss with the FDA soon. Our current plans for the next wound healing trial include a Phase Ib/II randomized and blinded trial, including a total of 120 patients suffering from diabetic or venous stasis ulcers, with 40 patients serving as controls (placebo-group). We expect to treat 40 patients each with CVBT-141B (a formulation containing FGF-1 in a honey-like solution) in two dosage groups of 0.3 µg/cm2 and 3.0µg/cm 2, respectively. To maximize enrollment into this trial we will ask the FDA to allow 20 – 30 international centers to participate.

Phase II Heart Trial (“No-option” Coronary Heart Disease (CHD) patients): In cooperation with Cordis Corporation, and guided by our clinical research organization, Kendle International, Inc. (headquartered in Cincinnati, OH, www.kendle.com), we are now negotiating budgets and beginning the process of obtaining Internal Review Board (IRB) approvals from U.S. medical centers that make up the 30 total clinical sites participating in our international trial. Our drug has been manufactured in Phage Biotechnology’s new manufacturing facility in San Diego, CA, and is ready to be delivered to the clinical sites. We have been pleasantly surprised by the number of world-renowned heart centers that are interested in participating in this trial, and how eager they are to offer our angiogenic treatment to their severe CHD patients. This demonstrates the huge demand for new treatment options for CHD patients all over the world.

Phase I Peripheral Arterial Disease (PAD) Trial: We have identified six U.S. centers to perform this trial, and we hope to begin enrolling patients by the first quarter of 2008. The study will be a randomized, blinded, dose-escalating, placebo-controlled trial including a total of 24 patients.

Chronic Back Pain Imaging: This study, performed under the guidance of our consultant Dr. Vance Gardner, is more than 50% complete with 34 patients suffering from lower back pain and degenerative disc disease having undergone sophisticated MR-imaging and vertebral body perfusion measurements. Dr. Gardner is seeing evidence of blockages of lumbar arteries and diminished perfusion into the affected discs of a number of the patients, supporting our hypothesis of “ischemic disc disease”. The study will include a total of 50 patients. The first preliminary results of this study will be presented by Dr. Gardner at the “World Forum for Spine Research” in Kyoto, Japan, in January 2008.

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1635 Village Center Circle, Suite 250 Las Vegas, NV 89134

No news to report right now on our pre-clinical research front: The animal research on the well known topics of “Stroke”, “Osteoporosis”, and “Diabetes mellitus” is ongoing, and I will keep you updated on any new developments with these programs. As you perhaps know – progress in medical research regularly takes more than months.

“Is Angiogenesis Therapy Dead?” was the title of a scientific session at this years’ annual American College of Cardiology meeting in New Orleans. The answer to this question, at least in my mind, is a resounding “No!” CardioVascular BioTherapeutics’ management just concluded two separate tours of Wall Street investment firms and delivered the message that, to the contrary, angiogenesis therapy is alive and progressing, at least with CVBT’s protein-based drug candidates containing human fibroblast growth factor-1 (FGF-1). The company has completed 3 independent human trials with this protein therapy in patients suffering from severe coronary heart disease, and will begin dosing patients this winter in the above mentioned FDA-authorized, placebo-controlled Phase II study.

In our tour of Wall Street, we sought to correct the misconceptions and concerns raised by some of the people in the financial community, concerning the future promise of angiogenesis therapy. Three main points were addressed:

1) The difference between gene therapy and protein therapy: the majority of gene based angiogenesis clinical trials in the past have failed due to safety and/or efficacy issues. In contrast, CVBT’s angiogenic protein therapy using FGF-1 has demonstrated safety as well as efficacy in three human trials. The FDA, to date, has not yet approved a gene therapy product.

2) Earlier trials with protein-based products delivered the angiogenic agent into the bloodstream, either intravenously, intraarterially, or intracoronary. CVBT delivers its product directly into the ischemic muscletissue – a critical and important difference for the effectiveness of the angiogenic agent.

3) Previous clinical trials largely focused on utilizing VEGF (Vascular Endothelial Growth Factor) as the angiogenic agent. This factor is known to increase blood vessel leakage, which can result in adverse events. In addition, VEGF primarily stimulates the growth of small capillaries, which can limit the amount of additional blood perfusion into ischemic tissue. FGF-1 does not increase permeability in blood vessels and stimulates new arterial growth, as well as capillary growth.

Therefore, from my point of view I have to state: Our clinical trials with the human FGF-1 protein have consistently demonstrated that for this therapy to work in the heart, it must be injected directly into ischemic cardiac muscle, not via an intracoronary or intravenous route of administration. After three months, intramyocardial injection of FGF-1 results in a robust growth of both new capillaries and arterioles, sufficient to give statistically significant increases in exercise performance and SPECT perfusion. Our Phase II heart trial will also be a placebo-controlled study, and will include safeguards to avoid the placebo effect often seen in treadmill exercise testing. This will include carefully training each enrolled patient on the treadmill apparatus prior to treatment, as well as using more quantitative, and less subjective, measurements of improved cardiac function, including SPECT perfusion imaging, angiograms to document new vessel formation, and electrocardiograms to establish the onset of angina while the patients are on the treadmill. This is to confirm the efficacy results we saw in previous trials.

Recently, CVBT’s scientists attended the 2007 Scientific Sessions of the American Heart Association (AHA) in Orlando, FL, held from November 3rd through the 7th. The entire spectrum of heart diseases and cardiovascular diseases was covered at presentations given at the meeting. Highlights include numerous “Late–Breaking Clinical Trials” sessions covering all types

Tel: 702.839.7200 • Fax: 702.304.2120 • www.cvbt.com • symbol: cvbt

1635 Village Center Circle, Suite 250 Las Vegas, NV 89134

of cardiological interventions, including drug eluting stents, and sessions on myocardial and vascular regeneration. Of particular interest to CVBT were the four sessions dealing with “Angiogenesis” and also sessions addressing stem cells and cellular therapies (most of them still experimental). It appears that the stem cell and cellular research community more and more realizes that all the various types of implanted cells, including endothelial progenitor cells (EPCs), bone marrow derived hematopoietic stem cells (BM-HPSCs), mesenchymal stem cells (MSCs), and other cells essentially need angiogenesis to grow and survive. Therefore, it is no wonder that many researchers now are preparing experiments and clinical trials, where they will combine cell translation and transplantation with angiogenic growth factors, including FGF-1 (the most powerful angiogenic agent known to date).

CVBT is proud to have been included in the angiogenesis-related sessions at the AHA Meeting, Dr. Lynne Wagoner (Greater Cincinnati Cardiovascular Consultants) presented a scientific poster (co-authored by: W.Merrill, J.Jacobs, G.Conway, J.Boehmer, K.Thomas, Th.Stegmann) entitled:  “Angiogenesis Protein Therapy With Human Fibroblast Growth Factor (FGF-1): Results Of A Phase I Open Label, Dose Escalation Study In Subjects With CAD Not Eligible For PCI Or CABG”. This presentation was well attended and received tremendous attention, even from basic stem cell researchers, and more importantly, from clinicians from all over the world. This is due to the fact that they all are faced with the growing population of no-option heart patients, where the medical world is searching for new and novel therapeutic options. I believe our growth factor (protein) mediated angiogenesis with FGF-1 is the most attractive option to them at this point.

Over the last 3 months we have had many productive discussions and meetings with scientists and investors. This, in part, was stimulated by the Pharmaceutical Executive article of July 30, 2007 (see the link: www.cvbt.com), entitled “Tomorrow’s Drugs”. This article led to very productive discussions that CVBT management had at the AHA meetings in Orlando with numerous possible co-marketing partners, including several well known big Pharma companies. The fact that Pharmaceutical Executive highlighted CVBT's development of protein-based angiogenesis as part of a group of therapies that “forms a vision for the next generation of drugs” has caused Pharma companies to become seriously interested in CVBT and our drug development. As you know, many big Pharma companies are in need of novel drugs and treatments to fill their pipelines, and it was very helpful to CVBT that Pharmaceutical Executive’s feature further stated that this next generation of drugs, including our FGF-1, "will transform the industry and the face of healthcare in the decades to come”. Apparently, big Pharma companies took notice of this quote, as evidenced by the numerous talks we had with large, international pharmaceutical companies at the AHA meeting.

In October, CVBT published my brochure “Holding a Woman’s Heart in My Hands”. It describes the pattern of coronary heart disease specific to women, and the particular challenges both in diagnosis and treatment of that disease. Not breast cancer, but coronary heart disease is the number one killer in women. During my career as a heart surgeon, it was highly unsatisfying to realize the limits of conventional therapy (PCI, CABG) for women’s heart disease. Because in women, coronary heart disease typically presents as “microvascular disease”, I believe FGF-1-mediated angiogenic therapy could significantly benefit most women with that microvascular pattern of CHD. The illustrated brochure outlines and explains the characteristics of “Syndrome X”, and opens the horizon for angiogenic therapy in women suffering from coronary heart disease. To order a free copy of the brochure, please, e-mail womensheartdisease@cvbt.com.

Tel: 702.839.7200 • Fax: 702.304.2120 • www.cvbt.com • symbol: cvbt

1635 Village Center Circle, Suite 250 Las Vegas, NV 89134

The coming months will be a very interesting period of time for CVBT as we initiate:

1.	The Phase II international heart trial;

2.	The Phase Ib/II Wound Healing multi center trial; and

3.	Serious business discussions with a variety of Pharma companies, which hopefully will lead to one or more co-development partners for our company.

I would like to wish you, your family and relatives, and all of your personal and business friends a wonderful Holiday season (yes, it’s that time again…), a Happy New Year for 2008 – and further continuing progress and success for CVBT in developing new angiogenic therapies for the many patients suffering from cardiovascular diseases.

Thomas J. Stegmann, M.D., Prof. of Surgery, FETCS Co-President and Chief Medical Officer CardioVascular BioTherapeutics, Inc.

Las Vegas, Nevada, November 2007

This newsletter contains forward-looking statements that involve risks and uncertainties. Actual results and outcomes may differ materially from those discussed or anticipated. For example, statements regarding expectations for new research, progress with clinical trials or future business initiatives are forward-looking statements. Factors that might affect actual outcomes include, but are not limited to, results of future clinical and pre-clinical trials, differences in patient outcomes, FDA approval of CVBT drug candidates, market acceptance of CVBT products by customers, new developments in the industry, future revenues, business and investment interest in CVBT, future expenses, future margins, cash usage and financial performance. For a more detailed discussion of these and associated risks, see the company's most recent documents filed with the Securities and Exchange Commission.

Tel: 702.839.7200 • Fax: 702.304.2120 • www.cvbt.com • symbol: cvbt